Exhibit 10.18

Schedule of Omitted Documents
of EZTD INC.

Each of the following lenders, listed in the table below, has entered into Convertible Loan Agreement between such lender and the Company, dated December5, 2014. These agreements have not been filed as an exhibit pursuant to Instruction 2 of Item 601 of Regulation S-K; these documents are substantially identical in all material respects to Exhibit 10.13 to this Registration Statement on Form 10, except as noted below:

Lender	Loan amount	Shares	Warrants	Exercise price	Total Shares	Interest Rate

ABC S.r.l.	$61,500	322,361	161,180	0.19078	483,541	10%
Finandrea S.p.a.	$369,000	1,934,165	967,083	0.19078	2,901,248	10%
Maurizio Valfre'	$22,140	116,050	58,025	0.19078	174,075	10%
Stefano Ferraiolo	$147,600	773,666	386,833	0.19078	1,160,499	10%
Marco Tacconis	$135,300	709,194	354,597	0.19078	1,063,791	10%
Richard Spencer Kelly	$186,960	979,977	489,988	0.19078	1,469,965	10%
	$922,500	4,835,413	2,417,706		7,253,119